Exhibit 23.3



                       CONSENT OF INDEPENDENT ACCOUNTANTS

     We hereby consent to the incorporation by reference in this Pre-Effective Amendment No. 1 to Registration Statement on Form S-3 (Registration No. 333-38068) of Applied Digital Solutions, Inc. (formerly, Applied Cellular Technology, Inc.) of our report dated April 6, 1999 (except for Note 13, which is as of June 4, 1999) relating to the financial statements of Bostek, Inc. and Affiliate, which appears in Applied Digital Solutions, Inc.'s amended current report on Form 8-K/A dated August 12, 1999. We also consent to the references to us under the headings "Experts" in such Registration Statement.

/S/ DI PESA & COMPANY
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DI PESA & COMPANY
Certified Public Accountants
July 24, 2000